                                                                    EXHIBIT 10.5



                 CROSS-INDEMNIFICATION AND PROCEDURE AGREEMENT
                 ---------------------------------------------


          CROSS-INDEMNIFICATION AND PROCEDURE AGREEMENT, dated as of December 9, 1994, between PS Stores Acquisition Corp., a Delaware corporation (the "Buyer"), and Petrie Stores Corporation, a New York corporation (the "Seller").

          WP Investors, Inc., a Delaware corporation ("WP Investors") and the Seller have entered into a Stock Purchase Agreement, dated as of August 23, 1994, as amended as of November 3, 1994 (the "Purchase Agreement"), pursuant to which, among other things, the Buyer (as assignee of WP Investors) is acquiring on the date hereof all of the issued and outstanding shares of capital stock of Petrie Retail, Inc., a Delaware corporation formerly known as The Miller-Wohl Company, Inc. (the "Company") (the "Acquisition"). All capitalized terms used herein without definition shall have the respective meanings assigned to them in the Stock Purchase Agreement.

          Subject in each case to certain terms and conditions, pursuant to
Section 5.4 of the Stock Purchase Agreement, Buyer has agreed to enter into an indemnification agreement (a "Seller Indemnification Agreement") to provide Toys with certain indemnities, and pursuant to the Toys Agreement, Seller has also agreed to enter into a Seller Indemnification Agreement to provide Toys with certain indemnities. In addition, pursuant to the Stock Purchase Agreement, subject to certain terms and conditions, each of Buyer and Seller has agreed to indemnify the other with respect to certain matters. The parties hereto wish to more fully set forth the procedures with respect to their indemnities of each other and to provide for certain cross-indemnities with respect to the indemnities such parties have agreed to provide to Toys. The parties also wish to set forth more fully certain arrangements with respect to the arrangements contemplated by Section 5.17 of the Stock Purchase Agreement.

          Accordingly, in consideration of the premises and the agreements set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

          1.  Buyer Indemnification.
              ---------------------

              (a)  Obligation of the Buyer to Indemnify. Pursuant to the Stock
                   ------------------------------------
Purchase Agreement, each of the Company and its subsidiaries agreed to release, indemnify and hold Seller and the Liquidating Trust and each nonemployee director, other director in his capacity as such, and trustee thereof (collectively, the "Seller Indemnified Parties") harmless from all obligations or liabilities whatsoever relating to the business, properties, assets, liabilities or obligations of the Company and its subsidiaries, including, but not limited to, obligations or liabilities relating to the Leases, but not including the Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on or incurred by any of the Seller Indemnified Parties (collectively, "Covered Seller Losses"). Without limiting the foregoing, the parties agree that a Covered Seller Loss shall include any Loss (as such term is defined in the Seller Indemnification Agreement) that any Seller Indemnified Party may incur pursuant to any Seller Indemnification Agreement executed and delivered by such Seller Indemnified Party to the extent that Buyer is required to indemnify any Seller Indemnified Party for such Covered Seller Loss pursuant to Section 5.5 of the Stock Purchase Agreement.

          2.   Seller Notice and Buyer Opportunity to Defend.
               ---------------------------------------------

               (a)  Notice of Asserted Liability.  Subject to Section 4(c),
                    ----------------------------
promptly after receipt by any Seller Indemnified Party of notice of any demand, claim or other circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Seller Asserted Liability") that may result in a Covered Seller Loss, the Seller or such Seller Indemnified Party shall give notice thereof (the "Seller Claims Notice") to the Buyer in accordance with Section 7 hereof. The Seller Claims Notice shall describe the Seller Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Covered Seller Loss that has been or may be suffered by the Seller Indemnified Party.

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

               (b)  Opportunity to Defend.  Subject to Section 4(c), the Buyer
                    ---------------------
may elect to compromise or defend, at its own expense and by its own counsel, any Seller Asserted Liability. If the Buyer elects to compromise or defend such Seller Asserted Liability, it shall within 10 days after receipt of the Seller Claims Notice (or sooner, if the nature of the Seller Asserted Liability so requires) notify the Seller Indemnified Party of its intent to do so, and the Seller Indemnified Party shall cooperate, at the expense of the Buyer, in the compromise of, or defense against, such Seller Asserted Liability. The selection of counsel by the Buyer shall be subject to reasonable approval of the Seller Indemnified Party. If the Buyer elects not to compromise or defend the Seller Asserted Liability or fails to notify the Seller Indemnified Party of its election as herein provided, the Seller Indemnified Party shall have the right to engage counsel, at the Buyer's expense, to compromise or defend such Seller Asserted Liability. Notwithstanding the foregoing, (i) neither any Seller Indemnified Party nor the Buyer may settle or compromise any claim without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that consent of a Seller Indemnified Party shall not be
- --------  -------
required if the settlement or compromise of a claim involves solely the payment of monetary damages to be paid entirely by the Buyer and an express release of all liability is delivered to each Seller Indemnified Party and (ii) prior to assuming the defense or compromise of any Seller Asserted Liability, the Buyer shall acknowledge in writing its responsibility to indemnify the Seller Indemnified Party to the extent such defense is not successful. In any event, each of the Buyer and the Seller Indemnified Party may participate, at its own expense, in the defense of such Seller Asserted Liability. If the Buyer chooses to defend any claim, each Seller Indemnified Party shall make available to the Buyer any books, records or other documents within its control that are necessary or appropriate for such defense.

          3.   Seller Indemnification.
               ----------------------

               (a)  Obligation of the Seller to Indemnify.  Pursuant to the
                    -------------------------------------
Stock Purchase Agreement, the Seller or the Liquidating Trust, as the case may be, agrees to release, indemnify and hold harmless each of

Buyer and the Company and its subsidiaries and each of their respective nonemployee directors and each other director in his capacity as such (collectively, the "Buyer Indemnified Parties") from all Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on or incurred by any of the Buyer Indemnified Parties (collectively, "Covered Buyer Losses"). Without limiting the foregoing, the parties agree that a Covered Buyer Loss shall include any Loss that any Buyer Indemnified Party may incur pursuant to any Seller Indemnification Agreement (as such term is defined in the Toys Agreement as in effect on the date hereof) executed and delivered by such Buyer Indemnified Party to the extent that Seller is required to indemnify any Buyer Indemnified Party for such Loss pursuant to Section 5.5, 5.14 or
Article VI of the Stock Purchase Agreement.

          4.   Buyer Notice and Seller Opportunity to Defend.
               ---------------------------------------------

               (a)  Notice of Asserted Liability.  Subject to Section 4(c),
                    ----------------------------
promptly after receipt by any Buyer Indemnified Party of notice of any demand, claim or other circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (a "Buyer Asserted Liability") that may result in a Covered Buyer Loss, the Buyer or such Buyer Indemnified Party shall give notice thereof (the "Buyer Claims Notice") to the Seller in accordance with Section 7 hereof. The Buyer Claims Notice shall describe the Buyer Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Covered Buyer Loss that has been or may be suffered by the Buyer Indemnified Party.

               (b)  Opportunity to Defend.  Subject to Section 4(c), the Seller
                    ---------------------
may elect to compromise or defend, at its own expense and by its own counsel, any Buyer Asserted Liability. If the Seller elects to compromise or defend such Buyer Asserted Liability, it shall within 10 days after receipt of the Buyer Claims Notice (or sooner, if the nature of the Buyer Asserted Liability so requires) notify the Buyer Indemnified Party of its intent to do so, and the Buyer Indemnified Party shall cooperate, at the expense of the Seller, in the compromise of, or defense against, such Buyer Asserted Liability. The selection of counsel by the Seller shall be subject to reasonable approval of the Buyer Indemnified Party. If the Seller elects not to compromise or defend the Buyer Asserted Liability or fails to notify the Buyer Indemnified Party of its election as herein provided, the Buyer Indemnified Party shall have the right to engage counsel, at the Seller's expense, to compromise or defend such Buyer Asserted Liability. Notwithstanding the foregoing, (i) neither any Buyer Indemnified Party nor the Seller may settle or compromise any claim without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that consent of a Buyer
                                 --------  -------
Indemnified Party shall not be required if the settlement or compromise of a claim involves solely the payment of monetary damages to be paid entirely by the Seller and an express release of all liability is delivered to each Buyer Indemnified Party and (ii) prior to assuming the defense or compromise of any Buyer Asserted Liability, the Seller shall acknowledge in writing its responsibility to indemnify the Buyer Indemnified Party to the extent such defense is not successful. In any event, each of the Seller and the Buyer Indemnified Party may participate, at its own expense, in the defense of such Buyer Asserted Liability. If the Seller chooses to defend any claim, each Buyer Indemnified Party shall make available to the Seller any books, records or other documents within its control that are necessary or appropriate for such defense.

               (c) Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 2 and 4 shall not apply in the case of any Covered Buyer Loss or any Covered Seller Loss arising pursuant to Section 5.14 or
Article VI of the Stock Purchase Agreement. The provisions of Article VI shall govern regarding the "Control of Contest" and other matters set forth therein and Buyer shall be entitled to assume the defense of, and to elect to compromise or defend, any matter relating to Section 5.14 of the Stock Purchase Agreement.

          5.  Certain Matters Relating to the Cash Collateral Agreement.
              ---------------------------------------------------------

              (a) Simultaneously with the execution and delivery hereof, Seller, Buyer, on behalf of itself and the other Buyer Indemnified Parties, and Bear Stearns & Co., Inc., as Collateral Agent (the "Collateral Agent"), are entering into a Cash Collateral Agreement, dated as of the date hereof (the "Cash Collateral Agreement"), pursuant to which the Seller is depositing $67.5 million in cash to secure the Obligations (as such term is defined therein).

              (b) Seller agrees that Buyer may deliver a Withdrawal Notice (as defined in the Cash Collateral Agreement) if either (i) Buyer shall have given Seller 20 days notice of its intention to deliver such Withdrawal Notice and Seller shall not have objected thereto or (ii) Buyer shall have obtained a final, nonappealable order of a court of competent jurisdiction providing that any of the Buyer Indemnified Parties is entitled to indemnification for the amount set forth in the Withdrawal Notice. Buyer will not otherwise deliver a Withdrawal Notice. Any notice delivered to the Collateral Agent not in compliance with the procedures set forth in this Section 5(b) shall be invalid and of no force and effect and shall not be deemed to result in an Event of Withdrawal (as defined in the Cash Collateral Agreement) under the Cash Collateral Agreement. In the event that Seller shall object to the delivery of any Withdrawal Notice and it shall be judicially determined that Seller had no reasonable basis to so object, Buyer shall be entitled to be reimbursed for its costs and expenses (including reasonable attorneys' fees and expenses) paid or incurred in connection with seeking any order or decision contemplated by clause
(ii) above. In the event that Buyer shall deliver any Withdrawal Notice and it shall be judicially determined that Buyer had no reasonable basis to do so, Seller shall be entitled to be reimbursed for its costs and expenses (including reasonable attorneys' fees and expenses) paid or incurred in connection with seeking any order or decision contemplated by clause (ii) above.

              (c) Buyer will cooperate with Seller to amend the Cash Collateral Agreement to add shares of common stock of Toys ("Permitted Toys Shares") as a "Cash

Collateral Permitted Investment" provided that (i) such Permitted Toys Shares are purchased pursuant to Sections 2 and 3 of the Toys Agreement, (ii) simultaneously with such purchase Seller delivers to the Collateral Agent, as additional security for the Obligations, a number of shares of Toys Common Stock equal to 2 times the number of the Permitted Toys Shares (the "Additional Toys Shares", and, together with the Permitted Toys Shares, the "Toys Share Collateral"), (iii) the Cash Collateral Agreement is amended and Seller and the Collateral Agent take such other action as necessary to provide the Buyer Indemnified Parties with a first priority perfected lien in the Toys Share Collateral (which such Toys Share Collateral shall be registered in the name of the Collateral Agent, as Collateral Agent for the Buyer Indemnified Parties, pursuant to the Collateral Agreement), and (iv) such new collateral agreements provide that the Buyer Indemnified Parties are entitled to foreclose on their collateral (and to cause such collateral to be immediately sold) if the agreements contemplated by Exhibit A hereto are not in full force and effect in a manner reasonably acceptable to the Buyer on or prior to April 30, 1995, if Buyer would have been entitled to deliver a Withdrawal Notice or if the value of the Toys Share Collateral (plus the value of any further additional shares of Toys Common Stock in which Seller shall have elected to grant to Buyer a first priority perfected lien and which shares Seller shall have added to the Toys Share Collateral), in each case based on the trading price on the date of determination, is less than $74.25 million. If upon any such sale, the net proceeds to Buyer are less than $67.5 million, Seller will immediately deliver cash to Buyer in the amount of any such shortfall.

              (d) As long as the Account Collateral (as defined below) is comprised exclusively of Cash Equivalents (as defined in the Cash Collateral Agreement), Buyer will deliver to the Collateral Agent a certificate in accordance with Section 8 of the Collateral Agreement providing for the release to Seller of (x) if a Satisfaction Event (as defined below) shall occur, any portion of the Account Collateral (as defined in the Cash Collateral Agreement) that exceeds the then applicable Threshold Amount (as defined below) (except that in the case that the Threshold Amount equals $67.5 million, only the proviso to Section 8 of the Cash

Collateral Account shall control any release) or (y), at such time as the arrangements contemplated by Exhibit A are in full force and effect in a manner reasonably acceptable to Buyer (including without limitation that Buyer be reasonably satisfied that it will not incur any tax liability or lose any tax benefit by virtue thereof), any of the shares of Toys common stock held therein and not contemplated by Exhibit A to be held therein. A "Satisfaction Event" shall be deemed to occur if Buyer and Seller shall agree either (x) that none of Seller, the Liquidating Trust or any of their respective successors or assigns has any remaining liability or obligation whatsoever to any Buyer Indemnified Party pursuant to Section 5.14 of the Purchase Agreement (a "Satisfaction Event with respect to a MEPA Claim") or (y) that none of Seller, the Liquidating Trust or any of their respective successors or assigns has any remaining liability or obligation whatsoever to any Buyer Indemnified Party pursuant to Section 6.1(b)(y)(ii)(B) of the Purchase Agreement (a "Satisfaction Event with respect to a Tax Basis Claim"). The term "Threshold Amount" shall mean (x) following a Satisfaction Event with respect to a MEPA Claim, if a Statutory Notice (as defined below) has been received, the amount specified in any Statutory Notice of Proposed Deficiency with respect to the matters contemplated by Section 6.1(b)(y)(ii)(B) (a "Statutory Notice") including any applicable interest and penalties through the fifth anniversary of the date of the Statutory Notice, or, if no such Statutory Notice has been received, $67.5 million, (y) following a Satisfaction Event with respect to a Tax Basis Claim, $37,500,000, and (z) following the occurrence of both a Satisfaction Event with respect to a MEPA Claim and a Satisfaction Event with respect to a Tax Basis Claim, zero.

              (e) At such time as the Account Collateral is not comprised exclusively of cash as contemplated by Section 5(c) and prior to the establishment of the arrangements contemplated by Exhibit A, in the event that any Satisfaction Event shall occur, Buyer shall only be required to release any collateral to the extent the value of the Toys Share Collateral (based on the average closing price on the New York Stock Exchange over the three trading days preceding the date of the Satisfaction Event) would exceed 1.2 times the applicable Threshold Amount.

               (f) Seller agrees that it will not enter into a swap or similar arrangement with respect to any shares of Toys Common Stock materially prior to the time the arrangements contemplated by Exhibit A are in effect.

          6.   Miscellaneous.
               -------------

               (a)  Binding Effect; No Assignment.  This Agreement shall be
                    -----------------------------
binding upon and inure solely to the benefit of the parties hereto and their respective successors and legal representatives. This Agreement may not be assigned by any of the parties hereto without the consent of the other parties. Seller agrees that Seller will not liquidate unless it causes the Liquidating Trust to assume the obligations of Seller under this Agreement in a manner reasonably acceptable to Buyer.

               (b)  Entire Agreement; Modification and Waiver.  This Agreement,
                    -----------------------------------------
the Stock Purchase Agreement and the Cash Collateral Agreement (and the respective exhibits and schedules thereto and the respective agreements expressly referred to therein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, both written and oral. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. The waiver by a party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Seller confirms that neither the Account Collateral nor the Toys Share Collateral will constitute the exclusive remedy available to Buyer in respect of the Obligations (as defined in the Cash Collateral Agreement).

          7.   Notices.  All notices, requests, demands and other communications
               -------
hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

               (a)  if to the Seller, to:

                    Petrie Stores Corporation

                    Attention:


                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York  10022
                    Attention:  Alan C. Myers, Esq.
                    Facsimile:  (212) 735-2000

               (b)  if to the Buyer, to:

                    PS Stores Acquisition Corp.
                    70 Enterprise Avenue
                    Secaucus, New Jersey  07094

                    Attention:   Chief Operating Officer

                    Facsimile:  (201) 866-2355

                    with a copy to:

                    Wachtell, Lipton, Rosen &  Katz
                    51 West 52nd Street
                    New York, New  York  10019-6150
                    Attention:  Stephanie Seligman, Esq.
                    Facsimile:  (212) 403-2000

          8.   Governing Law.  This Agreement shall be governed in all respects,
               -------------
including validity, interpretation and effect, by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          9.   Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in one or more counterparts which together shall constitute a single agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                 PS STORES ACQUISITION CORP.



                                 By: /s/ Erroll M. Cook
                                     ------------------
                                     Name:    Erroll M. Cook
                                     Title:   President


                                 PETRIE STORES CORPORATION



                                 By: /s/ Hilda Kirschbaum Gerstein
                                     -----------------------------
                                     Name:    Hilda Kirschbaum Gerstein
                                     Title:   Vice Chairman

                                   Exhibit A


Swap Arrangement on ISDA form with appropriate Schedule and related documents (the "Swap") will be in place with Bear Stearns International Limited, and fully guaranteed by The Bear Stearns Companies Inc. (jointly, "Bear").

Buyer will at all times and regardless of any potential price decline of the Toys Common Stock have a first priority, perfected lien pursuant to a pledge agreement with a Collateral Agent not affiliated with Bear or Buyer in a sufficient number of shares of Toys Common Stock (the "Shares") so that at all times the sum of the market value of the Shares (based on the then current trading price) covered by such lien and the net amount payable to Buyer under the Swap will be at least equal to $67.5 million (as may be reduced as contemplated by Section 5(c) of the Agreement).

The Swap will give full price protection to Buyer so that, after giving effect to cost of arrangements, price declines, dividends, distributions, changes in Toys Common Stock and the like, the sum of (a) the readily marketable value of the Toys shares under the Security Agreement and (b) the net amounts payable to Buyer under the Swap will at all times be at least $67.5 million (as may be reduced as contemplated by Section 5(c) of the Agreement).

Term of the Swap will be a minimum of 5 years. Bear will have no obligation to extend the Swap after such date. If at end of term Buyer asserts that there are any remaining obligations covered by the Account, escrowed property must be either converted to cash or Swap extended (with Bear or another party reasonably acceptable to Buyer) on comparable terms reasonably acceptable to Buyer.

Buyer will have all the rights of a Swap counterparty.

If the market value of the Shares (based on the trading price of the Shares on the valuation date) declines below $67.5 million by more than a threshold amount of $7 million, Bear will deliver collateral to the collateral agent. The threshold amount shall equal $0 if the S&P rating classification assigned to any outstanding long-

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

term unsecured, unsubordinated debt of Bear Parent declines below A-. Collateral shall consist of cash, treasury bills with no more than 3 months maturity and other collateral mutually acceptable to the parties. The collateral agent will deliver to Bear as collateral Toys Common Stock but only to the extent that the market value of the remaining Shares (based on the trading price of the Shares on the valuation date) exceeds $75 million (subject to agreement upon collateral return requirements reasonably acceptable to Buyer), subject to certain conditions.

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